VITAL LIVING, INC.
                               5080 N. 40th Street
                                    Suite 105
                             Phoenix, Arizona 85018



                                                         December 17, 2003


SkyePharma PLC
105 Piccadilly
London, England W1J 7NJ


               RE: Senior Secured Convertible Note and Warrant


Ladies and Gentlemen:

         Reference is made to the Senior Secured Convertible Note (the "Note") and the Warrant (the "Warrant"), each as entered into by and between SkyePharma PLC ("SkyePharma") and Vital Living, Inc. ("Vital Living"), on the date hereof. Vital Living hereby agrees as follows, which agreements shall be in addition to its obligations with respect to delivering the Redemption Notices, as defined in each of the Note and the Warrant, contained in the Preamble, Section 4 and
Section 13 of the Note and the Section 1, Section 8 and Section 12 of the Warrant, to SkyePharma. Vital Living agrees that, in the case of Redemption Notices sent pursuant to the Preamble and Section 13 of the Note and Section 8 and Section 12 of the Warrant, but not in the case of Section 4 of the Note, upon conclusion of the twenty (20) business day notice period specified in such sections, if SkyePharma has not provided written notice to Vital Living indicating that it is electing to accept the price for redemption specified in the Redemption Notice, SkyePharma shall be deemed to have elected to convert the Note or exercise the Warrant prior to effectiveness of the redemption (without having to comply with the procedural requirements necessary for such conversion or exercise under the terms of the Note or the Warrant prior to the date of redemption). In other words, this shall be without prejudice to SkyePharma's ability to fulfill the procedural requirements necessary for such conversion under Section 2 of the Note or such exercise under Section 1 of the Warrant after the date set for redemption; provided, however, that SkyePharma agrees to use its commercially reasonable efforts to fulfill such procedural requirements prior to or promptly following such date for redemption. Such Redemption Notice shall state that if SkyePharma has not provided written notice to Vital Living indicating that it is electing to accept the price for redemption specified in the Redemption Notice by the deadline, SkyePharma shall be deemed to have elected to convert the Note or exercise the Warrant prior to effectiveness of the redemption.

         Further, Vital Living agrees to send all Redemption Notices via each of
(i) registered or certified mail, return receipt requested, postage prepaid,
(ii) a reputable overnight courier service guaranteeing next business day delivery in England, (iii) e-mail and (iv) telecopier, as set forth below (or to such other address as shall have been notified to Vital Living in writing):

              SkyePharma PLC
              105 Piccadilly
              London, England W1J 7NJ
              Attention:  Company Secretary (e-mail: DParkhill@Skyepharma.co.uk)
              Telecopier: +44-20-7491-3338

              SkyePharma PLC
              105 Piccadilly
              London, England W1J 7NJ
              Attention:  Finance Director (e-mail: DNicholson@Skyepharma.co.uk)
              Telecopier: +44-20-7491-3338

              With a copy to:

              Sullivan & Cromwell LLP
              1 New Fetter Lane
              London EC4A 1AN England
              Telecopier: +44 (20) 7959-8950
              Attention: Kathryn Campbell, Esq. (e-mail: campbellk@sullcrom.com)

         The rights contained in this letter shall be assignable only in connection with the underlying Warrant or Note to which they relate.

         This letter may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Please indicate your agreement with the foregoing by signing below.


                                             VITAL LIVING, INC.



                                             By: /s/ Stuart A. Benson
                                                 -------------------------------
                                                 Name:  Stuart A. Benson
                                                 Title: President

AGREED

SKYEPHARMA PLC

By: /s/ Donald Nicholson
    ------------------------
    Name:  Donald Nicholson
    Title: Finance Director